PPD Announces Fourth Quarter and Year-End 2007 Earnings

Exhibit 99.1

Contacts:
Dan Darazsdi
+910 558 7915
dan.darazsdi@wilm.ppdi.com

Craig Eastwood
+910 558 7585
craig.eastwood@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS FOURTH QUARTER AND YEAR-END 2007 FINANCIAL RESULTS

Highlights:

•	Q4 2007 new authorizations of $613 million

•	Q4 2007 book to bill ratio of 1.44

•	Backlog at December 31, 2007 of $2.65 billion, an increase of 19 percent year-over-year

WILMINGTON, NC, February 6, 2008 - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the fourth quarter and full year ended December 31, 2007.

PPD recorded net revenue of $375.0 million for the fourth quarter of 2007, an increase of 15.0 percent over net revenue of $326.2 million for the fourth quarter of 2006. Fourth quarter 2007 income from operations was $56.0 million, compared to income from operations of $58.0 million for the same period in 2006. Research and development expense for the fourth quarter 2007 was $5.0 million, compared to $1.6 million for the same period last year. The increase in R&D expenses was related to the costs incurred in conducting trials for PPD’s statin compound for the treatment of dyslipidemia. Fourth quarter 2007 earnings per diluted share were $0.34, compared to earnings per diluted share of $0.35 for the same period last year.

Net revenue for the full year ended December 31, 2007 was $1.4 billion, an increase of 13.4 percent over net revenue of $1.25 billion for 2006. Full year 2007 income from operations was $230.0 million compared to 2006 income from operations of $220.0 million. Research and development expense for the full year 2007 was $19.2 million compared to $5.4 million for 2006. As with fourth quarter 2007, the increase in R&D expenses was due to costs incurred on PPD’s statin compound. Earnings per diluted share for full year 2007 were $1.36, compared to earnings per diluted share of $1.32 over the same period in 2006.

Development

Development segment net revenue for the fourth quarter of 2007 was $334.9 million, an increase of 15.1 percent over the same period in 2006. Development segment income from operations for the fourth quarter of 2007 was $59.1 million, compared to $58.7 million for the same period in 2006.

Full year 2007 development segment net revenue was $1.28 billion, an increase of 14.6 percent compared to 2006. Development segment income from operations for the full year 2007 was $246.6 million, an increase of 17.1 percent compared to development segment income from operations of $210.6 million in 2006.

PPD Announces Fourth Quarter and Year-End 2007 Earnings

Discovery Sciences

Discovery sciences segment net revenue for the fourth quarter of 2007 was $6.4 million, compared to $5.2 million in the same period last year. Discovery sciences segment fourth quarter 2007 loss from operations was $3.1 million, compared to a loss from operations of $0.7 million for the fourth quarter of 2006.

Full year 2007 discovery sciences segment net revenue was $20.0 million, compared to $33.2 million in 2006. Full year 2006 discovery sciences segment net revenue included a $15.0 million milestone payment for the start of the Phase III clinical trial for Takeda’s DPP-4 candidate. Discovery sciences segment loss from operations for 2007 was $16.6 million, compared to income from operations of $9.4 million for 2006.

Other Financial Information

Gross new business authorizations for the fourth quarter of 2007 totaled $613 million, a 23.8 percent year-over-year increase. The cancellation rate for the fourth quarter 2007 was 19.7 percent, resulting in a book to bill ratio of 1.44. Backlog at December 31, 2007 was $2.65 billion, an 18.6 percent increase over backlog at December 31, 2006. Net days sales outstanding at December 31, 2007 for the full year 2007 were 50.8 days. Cash flow from operations for the fourth quarter 2007 was $80.5 million, resulting in full year 2007 cash flow from operations of $226.7 million, a 21.0 percent increase compared to full year 2006 cash flow from operations. At December 31, 2007, PPD had $502.4 million in cash, cash equivalents and short-term investments, and no long term debt.

“PPD closed out 2007 with a solid finish in Q4 as evidenced by strong bookings, an exceptional book-to-bill ratio and a backlog of $2.65 billion,” said Fred Eshelman, chief executive officer of PPD. “With this finish and our new senior management team in place, our development business is positioned for solid performance in 2008. In addition, with the advancement of several of our compound collaborations, including Takeda’s submission of the alogliptin NDA in late December, we are particularly excited about the potential maturation of our compound partnering business”.

PPD will conduct a live conference call and audio webcast tomorrow, February 7, 2008, at 9:00 a.m. EST to discuss fourth quarter and 2007 year-end results. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the directions under the Investor Presentations & Events link in the Corporate section of the PPD Web site. A replay of the webcast will be available shortly after the call. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant toll free dial in: +877 644 0692
Conference ID: 30076135

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 30 countries and more than 10,200 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

PPD Announces Fourth Quarter and Year-End 2007 Earnings

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about company growth and the prospects of PPD’s compound partnering, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; failure or refusal of the FDA to accept or approve the NDA for alogliptin, risks associated with the development and commercialization of drugs, including earnings dilution and obtaining regulatory approvals; risks associated with and dependence on collaborative relationships; the ability to attract and retain key personnel; rapid technological advances that make our products and services less competitive; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; competition within the outsourcing industry; risks associated with acquisitions and investments, such as impairments; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD Announces Fourth Quarter and Year-End 2007 Earnings

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net revenue:
Development	$334,947	$291,119	$1,275,399	$1,113,106
Discovery Sciences	6,402	5,238	19,979	33,193
Reimbursed out-of-pockets	33,700	29,855	119,087	101,383

Total net revenue	375,049	326,212	1,414,465	1,247,682

Direct costs:
Development	169,251	147,259	641,902	559,819
Discovery Sciences	3,015	2,431	10,610	9,324
Reimbursable out-of-pocket expenses	33,700	29,855	119,087	101,383

Total direct costs	205,966	179,545	771,599	670,526

Research and development	5,017	1,577	19,238	5,406
Selling, general and administrative	93,039	74,129	338,055	304,035
Depreciation and amortization	15,028	12,940	55,592	47,738

Income from operations	55,999	58,021	229,981	219,977

Impairment of equity investments	(690)	—	(690)	—
Other income, net	5,864	4,270	18,662	15,528

Income before income taxes	61,173	62,291	247,953	235,505
Income tax expense	20,646	20,712	84,552	78,853

Net income	$40,527	$41,579	$163,401	$156,652

Net income per share:
Basic	$0.34	$0.35	$1.38	$1.34

Diluted	$0.34	$0.35	$1.36	$1.32

Dividends declared per common share	$0.10	$0.03	$0.19	$0.105

Weighted average number of shares outstanding:
Basic	118,939	117,290	118,459	116,780

Diluted	120,389	118,847	119,953	118,535

PPD Announces Fourth Quarter and Year-End 2007 Earnings

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2007	December 31, 2006
Cash, cash equivalents and short-term investments	$502,384	$435,671
Accounts receivable and unbilled services, net	$481,477	$408,917
Working capital	$599,980	$412,711
Total assets	$1,684,375	$1,481,565
Unearned income	$205,779	$195,707
Current maturities of long-term debt	$—	$75,159
Shareholders’ equity	$1,150,096	$952,900

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